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                                                                 EXHIBIT 10.4(a)

                         REVOLVING CREDIT LOAN AGREEMENT

                           dated as of April 30, 2002

                                     between

                          CENTRAL FREIGHT LINES, INC.,
                               A TEXAS CORPORATION
                                   as Borrower

                                       and

                                  SUNTRUST BANK
                                    as Lender

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                         REVOLVING CREDIT LOAN AGREEMENT

         THIS REVOLVING CREDIT LOAN AGREEMENT (this "Agreement") is made and entered into as of April 30, 2002, by and between CENTRAL FREIGHT LINES, INC., a Texas corporation (the "Borrower") and SUNTRUST BANK, a Georgia state banking corporation (the "Lender").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lender establish a $8,000,000 revolving credit and letter of credit facility for Borrower;

         WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit and letter of credit facility.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

                                    ARTICLE 1

                            DEFINITIONS; CONSTRUCTION

         SECTION 1.1 DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

         "ADVANCE" or "ADVANCES" shall mean any advance of funds under or any extension of credit (including the issuance of a Letter of Credit hereunder) made pursuant to this Agreement. The terms "ADVANCE," "LOAN" and "REVOLVING LOAN" may be used interchangeably hereunder.

         "AFFILIATE" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

         "BASE RATE" shall mean the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate. Each change in the Lender's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Nashville, Tennessee or Atlanta, Georgia are authorized or required by law to close.

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         "CAPITAL LEASE OBLIGATIONS" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "CENTRAL REFRIGERATED" shall mean Central Refrigerated, Inc., a Nebraska corporation, a Subsidiary of Borrower.

         "CHANGE IN CONTROL" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

         "CHANGE IN LAW" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "CLOSING DATE" shall mean April 30, 2002.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a "PRIMARY OBLIGATION") of another Person (the "PRIMARY OBLIGOR"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or

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inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

         "CONTROL" shall mean the power, directly or indirectly, either to (i) vote 30% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "CONTROLLING", "CONTROLLED BY", and "UNDER COMMON CONTROL WITH" have meanings correlative thereto.

         "DEFAULT" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

         "DEFAULT RATE" shall mean the Base Rate plus two percent (2%) per annum.

         "DOLLAR(S)" and the sign "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean, for the Borrower for any period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, and (iii) depreciation and amortization.

         "EBITDAR" shall mean, for the Borrower for any period, an amount equal to the sum of (a) EBITDA and (b) Lease Expense.

         "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

         "ENVIRONMENTAL LIABILITY" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

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         "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA EVENT" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "EVENT OF DEFAULT" shall have the meaning provided in Article 8.

         "FISCAL PERIOD" shall mean any thirteen 4 week period during a fiscal year of Borrower which ends on December 31. Such 4 week periods shall run consecutively during any fiscal year and shall be numerically designated herein beginning with the Fiscal Period 1 commencing on January 1 and ending on January 28 of any fiscal year.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

         "GOVERNMENTAL AUTHORITY" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "GUARANTY" shall mean that certain Guaranty executed by Parent in favor of Lender of even date herewith whereby Parent guarantees the Obligations, as such may be amended and/or restated from time to time.

         "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas,

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infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "HEDGING AGREEMENTS" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values entered into by Borrower and Lender (or an Affiliate thereof) with respect to all or any portion of the Obligations.

         "INDEBTEDNESS" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person,
(v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

         "INTEREST EXPENSE" shall mean, for the Borrower for any period determined in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) and/or in respect to any interest rate hedging or swap agreement.

         "INTEREST PERIOD" shall mean, with respect to any Advance, a period of one, two or three months, as the Borrower may request; provided, that:

                  (i) the initial Interest Period for any Advance shall commence on the date of such Advance and each Interest Period occurring thereafter in respect of such Advance shall commence on the day on which the next preceding Interest Period expires;

                  (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

                  (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar

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         month at the end of such Interest Period shall end on the last Business
         Day of such calendar month; and

                  (iv)     no Interest Period may extend beyond the Maturity
         Date.

         "LC DISBURSEMENT" shall mean a payment made by the Lender pursuant to a Letter of Credit.

         "LC DOCUMENTS" shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

         "LC EXPOSURE" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

         "LEASE ADJUSTED FUNDED DEBT" shall mean the sum of (i) Total Debt, (ii) the present value of all future Lease Payments (calculated using a discount rate equal to 10%), and (iii) all Contingent Obligations of Borrower.

         "LEASE ADJUSTED LEVERAGE RATIO" shall mean the ratio of Lease Adjusted Funded Debt to EBITDAR, calculated on a rolling thirteen Fiscal Period basis.

         "LEASE EXPENSE" shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP for such period.

         "LEASE PAYMENTS" means the gross amount of all lease or rental payments, whether or not characterized as rent, of Borrower, excluding payments in respect of Capital Lease Obligations constituting Indebtedness or in respect of any synthetic lease obligations.

         "LETTER OF CREDIT" shall mean any letter of credit issued pursuant to
Section 2.9 by the Lender for the account of the Borrower.

         "LIBOR" shall mean for any applicable Interest Period the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on that page of the Bloomberg's Service which displays British Banker's Association Interest Settlement Rates for deposits in Dollars (or if page or service shall cease to be available, such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of such Interest Period; provided, that if such rate or service is not available to the Lender for any reason, LIBOR shall mean the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Lender two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Nashville, Tennessee time) for a period equal to such Interest Period and in an amount comparable to the amount of the Revolving Commitment.

         "LIEN" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

         "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Revolving Credit Note, the LC Documents, the Security Agreement, the Moyes Note Assignment, the Guaranty, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower, (ii) the ability of Borrower and Parent to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

         "MATURITY DATE" shall mean April 30, 2004.

         "MOYES NOTE" shall mean that certain $8,000,000 promissory note dated as of the date hereof, executed by Jerry C. Moyes in favor of Borrower, and any permitted amendments thereto or restatements thereof.

         "MOYES NOTE ASSIGNMENT" shall mean that certain security agreement executed by Borrower, Jerry C. Moyes and Lender of even date herewith whereby Borrower grants Lender, as security for the Obligations, a security interest in the Moyes Note.

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "NET INCOME" shall mean, for any period, the net income (or loss) of the Borrower (or Central Refrigerated, as the case may be) for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains, (ii) any gains attributable to write-ups of assets, and (iii) any equity interest of the Borrower in the unremitted earnings of any Person.

         "OBLIGATIONS" shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

         "OFF-BALANCE SHEET LIABILITIES" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

         "PARENT" shall mean Central Freight Lines, Inc., a Nevada corporation.

         "PAYMENT OFFICE" shall mean the office of the Lender located at 201 Fourth Avenue North, Nashville, Tennessee 37219, or such other location as to which the Lender shall have given written notice to the Borrower.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

         "PERMITTED ENCUMBRANCES" shall mean

                  (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                  (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                  (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

                  (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower;

provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

         "PERMITTED INVESTMENTS" shall mean:

                  (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

                  (ii) certificates of deposit, bankers' acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                  (iii) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

                  (iv) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

         "PERSON" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

         "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

         "RELATED PARTIES" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "RELEASE" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         "RESPONSIBLE OFFICER" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

         "REVOLVING COMMITMENT" shall mean the obligation of the Lender to make Advances to the Borrower, subjection to Section 2.1 hereof, in an aggregate principal amount not exceeding $8,000,000.

         "REVOLVING CREDIT NOTE" shall mean that certain $8,000,000 Revolving Credit Note issued by Borrower to the order of Lender of even date herewith, as such may be amended and/or restated from time to time. The Revolving Credit Note may periodically be referred to herein as the "NOTE."

         "SECURITY AGREEMENT" shall mean that certain Security Agreement executed by Borrower in favor of Lender of even date herewith whereby Borrower grants Lender a security interest in certain personal property of Borrower as collateral for the Obligations, as such may be amended and/or restated from time to time.

         "SPP" shall mean Southwest Premier Properties, LLC,.

         "SUBSIDIARY" shall mean, with respect to any Person (the "PARENT"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "TANGIBLE NET WORTH" shall mean as of any date, (i) the total assets of the Borrower that would be reflected on the Borrower's balance sheet as of such date prepared in accordance with GAAP, minus the sum of (i) the total liabilities of the Borrower that would be reflected on the Borrower's balance sheet as of such date prepared in accordance with GAAP, (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the balance sheet of the Borrower as of such date prepared in accordance with GAAP and (iii) the net book amount of all assets of the

Borrower that would be classified as intangible assets on a balance sheet of the Borrower as of such date prepared in accordance with GAAP.

         "TAXES" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "TOTAL DEBT" shall mean, as of any date of determination, all Indebtedness of the Borrower that would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP as of such date.

         "TYPE," when used in reference to an Advance, refers to whether the rate of interest on such Advance is determined by reference to LIBOR or the Base Rate. Accordingly, Advances may be referred to herein as "LIBOR ADVANCES" or "BASE RATE ADVANCES."

         "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.2 ACCOUNTING TERMS AND DETERMINATION. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time.

         SECTION 1.3 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                                    ARTICLE 2

                       AMOUNT AND TERMS OF THE COMMITMENTS

         SECTION 2.1 REVOLVING LOANS AND REVOLVING CREDIT NOTE. Subject to the terms and conditions set forth herein, the Lender agrees to make Advances to the Borrower on a revolving credit basis, from time to time until the Maturity Date, in an aggregate principal amount outstanding at any time that will not result in the sum of the principal amount of Advances then outstanding plus the outstanding LC Exposure to exceed the Revolving Commitment.

         SECTION 2.2 PAYMENT TERMS. Payment terms for the Revolving Loan shall be set forth herein and in the Note. All amounts owed by Borrower to Lender pursuant to this Agreement, the Note, or any Loan Document shall be due and payable in full on the Maturity Date.

         SECTION 2.3 BORROWING PROCEDURES FOR THE LOAN. Prior to 10:00 a.m. central standard time on the same Business Day of a proposed Base Rate Advance and at least three Business Days prior to any proposed LIBOR Advance, Borrower shall present a Borrowing Request in the form of Exhibit 2.3 attached hereto and any other documentation that Lender may reasonably require in connection with any such Advance. The following individuals are authorized to request an Advance on behalf of Borrower: Patrick J. Curry, Robert V. Fasso and Linda Cookie Kutnie. Lender shall make Advances by depositing the funds into Borrower's operating account with Lender on the same Business Day of a request for a Base Rate Advance and three Business Days following a request for a LIBOR Advance. Each request by Borrower for an Advance shall constitute a representation and warranty by Borrower, as of the date of the request and as of the date of the Advance, that (a) the officers of Borrower do not have any knowledge of any Default or Event of Default and (b) the representations and warranties contained in Article 4 hereof are true and correct, except as to changes occurring after the date of this Agreement caused by transactions permitted under this Agreement.

         SECTION 2.4 INTEREST.

                  (a)      Base Rate Advances.

                           (i) Interest shall accrue on all Base Rate Advances at a variable rate of interest equal to the Base Rate; provided, that interest shall accrue at the Default Rate following the occurrence of any Event of Default (regardless of whether notice thereof has been given to Borrower). Interest shall accrue on the basis of a 360 day year.

                           (ii) Borrower shall have the option to convert any Base Rate Advance to a LIBOR Advance by providing Lender with a Notice of Continuation/Conversion in the form of
                  Exhibit 2.4 attached hereto three Business Days prior to the date of the requested conversion. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify
                  (A) the Advance to which such notice applies and (B) the Interest Period applicable thereto after giving effect to such conversion. Subsequent to any conversion to a LIBOR Advance in accordance herewith, such Advance shall then be governed in accordance with Section 2.4(b) hereof and such other provisions of this Agreement as may be applicable to LIBOR Advances.

                  (b)      LIBOR Advances.

                           (i) Interest shall accrue on all LIBOR Advances at a variable rate of interest equal to LIBOR plus 175 basis points per annum at such Interest Period as shall be specified by Borrower in the applicable Borrowing Request; provided, that interest shall accrue at the Default Rate following the occurrence of any Event of Default (regardless of whether notice thereof has been given to Borrower). Interest shall accrue on the basis of a 360 day year.

                           (ii) Borrower shall have the option at the end of any Interest Period in respect to any Advance (A) to continue such Interest Period, (B) to convert such Interest Period, or
                  (C) to convert such LIBOR Advance to a Base Rate Advance by providing Lender with a Notice of Continuation/Conversion in the form of Exhibit 2.4 attached hereto three Business Days prior to the end of the then applicable Interest Period. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify (A) the Advance to which such notice applies, (B) the Interest Period applicable thereto after giving effect to such continuation/conversion, as applicable, and (C) whether such LIBOR Advance will be converted to a Base Rate Advance. If, on the expiration of any Interest Period in respect of any LIBOR Advance, the Borrower shall have failed to deliver a Notice of Continuation/Conversion, then, unless such LIBOR Advance is repaid as provided herein, the Borrower shall be deemed to have elected to continue such Advance at the previously applicable Interest Period. Subsequent to any conversion to a Base Rate Advance in accordance herewith, such Advance shall then be governed in accordance with Section 2.4(a) hereof and such other provisions of this Agreement as may be applicable to Base Rate Advances.

         SECTION 2.5 OPTIONAL PREPAYMENTS AND TERMINATION OF COMMITMENTS.

                  (a) The Borrower shall have the right at any time and from time to time to prepay any Advance, in whole or in part, without premium or penalty; provided, that if an Advance or any portion thereof is prepaid on a date other than the last day of the Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.6.

                  (b) Upon at least two Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided, that (i) any partial reduction pursuant to this
         Section 2.5(b) shall be in an amount of at least $500,000 and any larger multiple of $100,000, and (ii) no such reduction shall be permitted which would reduce the Revolving Commitment (after giving effect thereto and any concurrent prepayments made under Section 2.5(a)) to an amount less than the outstanding Revolving Loans plus the outstanding LC Exposure.

         SECTION 2.6 FUNDING INDEMNITY. In the event of the payment of any principal of an LIBOR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), subject to any continuation or conversion thereof in accordance with Section 2.4(b) hereof, then the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender, for any loss, cost or expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (a) the amount of interest that would have accrued on the principal amount of such LIBOR Advance if such event had not occurred at the interest rate applicable to such LIBOR Advance for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Advance) over (b) the amount of interest that would accrue on the principal amount of such LIBOR Advance for the same period if the interest rate was set on the date such LIBOR Advance was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such LIBOR Advance. A certificate as to any additional amount payable under this Section submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

         SECTION 2.7 FEES.

                  (a) COMMITMENT FEE. The Borrower agrees to pay to the Lender a commitment fee which shall accrue at 0.25% per annum on the daily amount of the unused Revolving Commitment up to the Maturity Date. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Maturity Date, commencing on the first such date after the Closing Date. Commitment fees shall accrue on the basis of a 360 day year.

                  (b) LETTER OF CREDIT FEES. The Borrower agrees to pay to the Lender a letter of credit fee which shall accrue at 1.75% per annum on the average daily amount of the Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), as well as the Lender's standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued letter of credit fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Maturity Date, commencing on the first such date after the Closing Date. Letter of credit fees shall accrue on the basis of a 360 day year.

                  (c) CLOSING FEE. The Borrower shall pay to the Lender a closing fee equal to $20,000. The closing fee shall be due and payable on the Closing Date.

         SECTION 2.8 PAYMENTS GENERALLY. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements) prior to 2:00 p.m. (Central Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

         SECTION 2.9 LETTERS OF CREDIT.

                  (a) Prior to the Maturity Date, the Lender agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is one
         (1) Business Days prior to the Maturity Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance, the LC Exposure plus the outstanding Revolving Loans would exceed the Revolving Commitment.

                  (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Lender irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit , the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article 3, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Lender shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

                  (c) The Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Lender shall notify the Borrower of such demand for payment and whether the Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any LC Disbursements paid by the Lender in respect of such drawing, without presentment, demand or other formalities of any kind.

                  (d) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (within three (3) Business Days after written notice from Lender) deposit in an account with the Lender, in the name of the Lender and for the benefit of the Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Lender to reimburse itself for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loan has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower with three Business Days after all Events of Default have been cured or waived.

                  (e) The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever.

                  (f) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 9.5.

         SECTION 2.10 COLLATERAL. The Obligations shall be secured by the Security Agreement and the Moyes Note Assignment.

         SECTION 2.11 USURY. The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Loan Document, Borrower and Lender agree as follows: i) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged, or received under any of the Loan Documents or otherwise in connection with the Obligations, shall under no circumstance exceed the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the Obligations by the holder thereof (or, if the Obligations shall have been paid in full, refunded to Borrower); and ii) if the maturity of the Obligations is accelerated by reason of an election of the holder resulting from any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the Obligations (or, if the Obligations shall have been paid in full, refunded to Borrower).

                                    ARTICLE 3

          CONDITIONS PRECEDENT TO REVOLVING LOAN AND LETTERS OF CREDIT

         SECTION 3.1 CONDITIONS TO EFFECTIVENESS. The obligations of the Lender to make the initial Revolving Loan and to issue the initial Letter of Credit hereunder is subject to the receipt by the Lender of the following in form and substance reasonably satisfactory to the Lender:

                  (a) The Loan Documents duly executed, including without limitation this Agreement and the Note;

                  (b) certified copies of resolutions of the Board of Directors of Borrower authorizing and ratifying the execution, delivery, and performance of this Agreement and all Loan Documents;

                  (c) certificates of existence or good standing for Borrower certified by the Secretary of the State of Texas;

                  (d) a copy of Borrower's articles of incorporation and bylaws (including all amendments thereto), certified by the secretary of Borrower; and

                  (e) payment of the closing fee as described in Section 2.7(c) hereof.

         SECTION 3.2 EACH CREDIT EVENT. The obligation of the Lender to make any Advance or to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

                  (a) at the time of and immediately after giving effect to such Advance or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

                  (b) all representations and warranties of Borrower and Parent set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto; and

                  (c) since the date of the most recent financial statements of the Borrower described in Section 5.1(a), there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

The making of each Advance and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs
(a), (b) and (c) of this Section 3.2.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender as follows:

         SECTION 4.1 EXISTENCE; POWER. The Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.2 ORGANIZATIONAL POWER; AUTHORIZATION. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party are within Borrower's organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which Borrower is a party, when executed, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         SECTION 4.3 GOVERNMENTAL APPROVALS; NO CONFLICTS. The execution, delivery and performance by the Borrower and the Parent of the Loan Documents, as applicable, (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or Parent, as applicable, or any order of any Governmental Authority,
(c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or Parent, as applicable, or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or Parent, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or Parent, except Liens (if any) created under the Loan Documents.

         SECTION 4.4 FINANCIAL STATEMENTS. The Borrower has furnished to the Lender (i) the audited balance sheet of the Borrower as of December 31, 2001 and the related statements of income, shareholders' equity and cash flows for the fiscal year then ended and (ii) the unaudited balance sheet of the Borrower as at the end of Period Three (3) of 2002, and the related unaudited statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the financial condition of the Borrower as of such dates and the results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2001, there have been no changes with respect to the Borrower which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

         SECTION 4.5 LITIGATION AND ENVIRONMENTAL MATTERS.

                  (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or Parent (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

                  (b) Neither Borrower nor Parent (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,
         (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

         SECTION 4.6 COMPLIANCE WITH LAWS AND AGREEMENTS. The Borrower and Parent are in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.7 INVESTMENT COMPANY ACT, ETC. Neither Borrower nor Parent is
(a) an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

         SECTION 4.8 TAXES. The Borrower and Parent have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or Parent has set aside on its books adequate reserves.

         SECTION 4.9 MARGIN REGULATIONS. None of the proceeds of any of the Revolving Loan or Letters of Credit will be used for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

         SECTION 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

         SECTION 4.11 OWNERSHIP OF PROPERTY.

                  (a) Borrower has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

                  (b) Borrower owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

         SECTION 4.12 DISCLOSURE. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

         SECTION 4.13 LABOR RELATIONS. Except for existing negotiations between Borrower and the Teamsters with respect to the Las Vegas, Nevada terminal, there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or Parent, or to the Borrower's knowledge, threatened against or affecting the Borrower or Parent, and no significant unfair labor practice, charges or grievances are pending against the Borrower, or to the Borrower's knowledge, threatened against either of them before any Governmental Authority. All payments due from the Borrower pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.14 SUBSIDIARIES. Central Refrigerated and Central Receivables, Inc., a Nevada corporation, are the sole Subsidiaries of Borrower.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

         SECTION 5.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will deliver to the Lender:

                  (a) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Parent and the Borrower, containing a consolidated and consolidating balance sheet of the Parent and the Borrower and Central Refrigerated as of the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Parent, Borrower and Central Refrigerated for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent, Borrower and Central Refrigerated for such fiscal year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidating financial statements has been made in accordance with generally accepted auditing standards;

                  (b) as soon as available and in any event within 45 days after the end of FISCAL PERIODS 3,6 AND 9 of each fiscal year of the Borrower, an unaudited consolidating balance sheet of the Borrower and Central Refrigerated (the balance sheet of Central Refrigerated shall be based on calendar quarters and not Fiscal Periods) (and consolidated for the Parent and the Borrower) as of the end of such Fiscal Periods and the related unaudited consolidating statements of income and cash flows of the Borrower and Central Refrigerated (and consolidated for the Parent and the Borrower) for such Fiscal Periods and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding Fiscal Period and the corresponding portion of the previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent, Borrower and Central Refrigerated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and

                  (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate from Borrower's chief financial officer or treasurer setting forth in reasonable detail calculations demonstrating compliance (or lack thereof) with Article 6 (and, as applicable, with Section 5.11(b)).

         SECTION 5.2 NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Lender prompt written notice of the following:

                  (a)      the occurrence of any Default or Event of Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or Parent which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any event or any other development by which the Borrower or Parent (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                  (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or Parent in an aggregate amount exceeding $100,000; and

                  (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         SECTION 5.3 EXISTENCE; CONDUCT OF BUSINESS. The Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

         SECTION 5.4 COMPLIANCE WITH LAWS, ETC. The Borrower will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.5 PAYMENT OF OBLIGATIONS. The Borrower will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.6 BOOKS AND RECORDS. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidating financial statements of Borrower and Central Refrigerated in conformity with GAAP.

         SECTION 5.7 VISITATION, INSPECTION, ETC. The Borrower will permit any representative of the Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

         SECTION 5.8 MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

         SECTION 5.9 USE OF PROCEEDS AND LETTERS OF CREDIT. The Borrower will use the proceeds of the Revolving Loan to (a) payoff any and all Indebtedness owed by Borrower to Compass Bank and (b) finance working capital needs and for other general corporate purposes of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

         SECTION 5.10 CENTRAL REFRIGERATED.

                  (a) Borrower will maintain the separate and distinct corporate and legal nature of Borrower and Central Refrigerated in all respects, including but not limited to exercising all distinct corporate formalities and maintaining separate boards of directors, minute books, officers, headquarters, payroll, operations, employees and bank accounts.

                  (b) Central Refrigerated will have a Net Income of at least $1,500,000 measured from May 1, 2002 to October 31, 2002. In the event Central Refrigerated fails to satisfy said minimum Net Income requirement, Borrower shall, at Lender's option, sell or otherwise dispose of such portion of Central Refrigerated so as to make Central Refrigerated no longer an Affiliate of Borrower; provided, that such sale or disposition shall take place within sixty (60) days of Borrower's receipt of Lender's written notice of its intention to exercise the option granted hereunder; provided further, that the option granted to Lender hereunder shall terminate sixty (60) days after Lender receives written notice of Central Refrigerated's failure to comply with the minimum Net Income requirement set forth herein in accordance with Section 5.1(c) hereof.

                                    ARTICLE 6

                               FINANCIAL COVENANTS

         The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

         SECTION 6.1 MINIMUM TANGIBLE NET WORTH. The Borrower will not permit its Tangible Net Worth at any time to be less than $25,000,000, plus 50% of Net Income on a cumulative basis as of the last day of Fiscal Periods 3, 6, 9 and 13 of any fiscal year of Borrower; provided, that if Net Income is negative for any such period the amount added for such period shall be zero and such negative Net Income shall not reduce the amount of Net Income added from any previous period.

         SECTION 6.2 MINIMUM EBITDA. The Borrower will maintain an EBITDA as of the last day of the periods set forth below of not less than the amounts set forth below:

                  From January 1, 2002 to
                  the last day of Fiscal Period 4, 2002         $5,563,000;

                  From January 1, 2002 to
                  the last day of Fiscal Period 7, 2002         $13,118,000;

                  From January 1, 2002 to
                  the last day of Fiscal Period 10, 2002        $23,410,000; and

                  From January 1, 2002 to
                  the last day of Fiscal Period 13, 2002
                  and thereafter on a rolling
                  thirteen Fiscal Period basis                  $34,946,000.

         SECTION 6.3 MAXIMUM LEASE ADJUSTED LEVERAGE RATIO. For the period ending with Fiscal Period No. 13 of 2002, the Borrower shall maintain a Lease Adjusted Leverage Ratio of not greater than 3.0 to 1.0, measured on a rolling thirteen Fiscal Period basis. Thereafter, the Borrower will maintain a Lease Adjusted Leverage Ratio of not greater than the ratios set forth below measured on a rolling thirteen Fiscal Period basis as of the last day of each Fiscal Period 3, 6, 9 and 13 during the calendar years set forth below:

                  2003                                          3.0 to 1.0; and

                  2004 and thereafter                           2.5 to 1.0.

                                    ARTICLE 7

                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

         SECTION 7.1 INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any Indebtedness, except:

                  (a)      Indebtedness created pursuant to the Loan Documents;

                  (b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

                  (c) Indebtedness incurred to finance the acquisition of any capital assets (including Capital Lease Obligations); provided, that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition, (ii) any extensions, renewals, and replacements of any such Indebtedness do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof, and (iii) the aggregate principal amount of such Indebtedness does not exceed $20,000,000 at any time outstanding; and

                  (d) other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

         SECTION 7.2 NEGATIVE PLEDGE. The Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

                  (a) Liens created in favor of the Lender pursuant to the Loan Documents;

                  (b)      Permitted Encumbrances;

                  (c) any Liens on any property or asset of the Borrower existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower; and

                  (d) purchase money Liens upon any capital assets to secure the purchase price of such capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring such capital assets; and

                  (e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the

         Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

         SECTION 7.3 FUNDAMENTAL CHANGES.

                  (a) The Borrower will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve.

                  (b) The Borrower will not engage to any material extent in any business other than businesses of the type conducted by the Borrower on the date hereof and businesses reasonably related thereto.

         SECTION 7.4 INVESTMENTS, LOANS, ETC. The Borrower will not purchase, hold or acquire any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, including without limitation Central Refrigerated (all of the foregoing being collectively called "INVESTMENTS"), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, including without limitation Central Refrigerated, that constitute a business unit, except:

                  (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4;

                  (b)      Permitted Investments; and

                  (c)      The Moyes Note.

         SECTION 7.5 SALE OF ASSETS. The Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, except:

                  (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

                  (b) the sale of inventory in the ordinary course of business; and

                  (c) the sale of real property constituting existing terminals to SPP for fair market value, in connection with a sale and leaseback transaction with SPP.

         SECTION 7.6 TRANSACTIONS WITH AFFILIATES. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm's-length basis from unrelated third parties. Notwithstanding the foregoing, Borrower will not transfer, sell or lease any material asset to Central Refrigerated. Notwithstanding the foregoing, the prohibitions of this Section shall not apply to the transactions described in Section 7.5(c) hereof nor shall they prohibit group purchasing by Borrower of property purchased on behalf of Central Refrigerated and which is subsequently conveyed to Central Refrigerated on an arms-length basis and in the ordinary course of business.

         SECTION 7.7 SALE AND LEASEBACK TRANSACTIONS. Except as described in
Section 7.5(c) hereof, the Borrower will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

         SECTION 7.8 AMENDMENT TO MATERIAL DOCUMENTS. The Borrower will not amend, modify or waive any of its rights in a manner materially adverse to the Lender under its certificate of incorporation, bylaws or other organizational documents.

         SECTION 7.9 ACCOUNTING CHANGES. The Borrower will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower.

         SECTION 7.10 SUBSIDIARIES. Borrower will not create any additional Subsidiaries.

         SECTION 7.11 DIVIDENDS. Borrower will not pay or declare any dividends during any fiscal year in excess of 40% of Borrower's Net Income for such fiscal year.

                                    ARTICLE 8

                                EVENTS OF DEFAULT

         SECTION 8.1 EVENTS OF DEFAULT. If any of the following events (each an "Event of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Advance or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

                  (b) the Borrower shall fail to pay any interest on any Advance or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower or Parent in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender or the Lenders by Borrower or Parent or any representative of Borrower or Parent pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

                  (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.2, 5.3 (with respect to the Borrower's existence) or Articles 6 or 7; or

                  (e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender; or

                  (f) the Borrower (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

                  (g)      the Borrower, Parent or Central Refrigerated shall
         (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of , or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, Parent or Central Refrigerated or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, Parent or Central Refrigerated or their debts, or any substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, Parent or Central Refrigerated or for a substantial part of any of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

                  (i) the Borrower, Parent or Central Refrigerated shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

                  (j) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower in an aggregate amount exceeding $250,000; or

                  (k) any judgment or order for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (l) any non-monetary judgment or order shall be rendered against the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (m) a Change in Control shall occur or exist for Borrower or Parent; or

                  (n) a default or event of default shall occur under any other Loan Document, including without limitation a default by Parent under the Guaranty; or

                  (o) a default or event of default shall occur under any document evidencing Indebtedness owed by Borrower to Lender, including without limitation any Hedging Agreement; or

                  (p) Robert Fasso shall no longer serve as chief executive officer of Borrower; or

                  (q) any liability (or liabilities), as determined in accordance with GAAP, of Central Refrigerated exceeding $100,000, whether individually or in the aggregate, shall at any time become a liability (or liabilities) of Borrower.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate its Revolving Commitment; (ii) declare the principal of and any accrued interest on the Revolving Loan, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitment shall automatically terminate and the principal of the Revolving Loan then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.1 NOTICES.

                  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                           To the Borrower:    Central Freight Lines, Inc.
                                               5601 West Waco Drive
                                               Waco, Texas 76710
                                               Attention: Patrick J. Curry
                                               Telecopy Number: (254) 741-5289

                           With a copy to:     Earl Scudder, Esq.
                                               Scudder Law Firm, P.C., L.L.O.
                                               411 Building
                                               411 South 13th Street
                                               Lincoln, Nebraska 68508
                                               Telecopy Number: (402) 435-4239

                           To the Lender:      SunTrust Bank
                                               201 Fourth Avenue North
                                               Nashville, TN 37219
                                               Attention: Bill Crawford
                                               Telecopy Number: (615) 748-5269

                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered by mail to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 9.1.

                  (b) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Revolving Loan and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

         SECTION 9.2 WAIVER; AMENDMENTS.

                  (a) No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph
         (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

                  (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 9.3 EXPENSES; INDEMNIFICATION.

                  (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with any Advance made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations thereof.

                  (b) The Borrower shall indemnify the Lender and each Related Party of the Lender (each, an "INDEMNITEE") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Advance or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

                  (c) The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                  (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the Letter of Credit or the use of proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor.

         SECTION 9.4 SUCCESSORS AND ASSIGNS.

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

                  (b) The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loan and LC Exposure at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an Affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent.

                  (c) The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of the Lender's rights and obligations under this Agreement; provided, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 9.2(b) that affects the Participant.

                  (d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         SECTION 9.5 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                  (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Tennessee.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Middle District of Tennessee, and of any state court of the State of Tennessee and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Tennessee state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

                  (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section
         9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

         SECTION 9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.7 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

         SECTION 9.8 COUNTERPARTS; INTEGRATION. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

         SECTION 9.9 SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other party hereto and shall survive the execution and delivery of this Agreement and the making of any

Revolving Loan and issuance of any Letters of Credit, regardless of any investigation made by such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Revolving Loan.

         SECTION 9.10 SEVERABILITY. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 9.11 CONFIDENTIALITY. The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower, Parent or Central Refrigerated, except that such information may be disclosed (i) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Lender or any Related Party of the Lender on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. Lender shall give PRIOR written notice to Borrower of disclosures made under subsections (ii) through (vi) hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               BORROWER:

                               CENTRAL FREIGHT LINES, INC.,
                               a Texas Corporation

                               By: /s/ Pat Curry
                                   ---------------------------------------------

                               Title:  Executive Vice President

                               LENDER:

                               SUNTRUST BANK

                               By: /s/ William H. Crawford
                                   ---------------------------------------------

                               Title:  Vice President